EXHIBIT 99.1

[XTO ENERGY LOGO]	NEWS RELEASE

For Immediate Release

Number: 04-06

XTO ENERGY COMPLETES ACQUISITION OF PRODUCING PROPERTIES

IN EAST TEXAS AND LOUISIANA

FORT WORTH, TX (January 30, 2004) – XTO Energy Inc. (NYSE-XTO) today completed its previously announced purchases of producing properties from multiple parties in East Texas and northern Louisiana, adding approximately 182 billion cubic feet of gas equivalent (Bcfe) in reserves. The final closing price of $243 million reflects adjustments of $6 million for net revenues, preferential right elections and other items from the effective date of the transaction.

XTO Energy’s internal engineers estimate that approximately 50% of the 182 Bcfe in reserves are proved developed. The acquisitions will add about 30 million cubic feet of natural gas equivalent per day (MMcfe/d) to the Company’s growing production base. Development activities are expected to increase production on these properties to 40 MMcfe/d by year end 2004. About 90% of the production is attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $0.80 per thousand cubic feet (Mcf). XTO will operate more than 85% of the value of the assets which cover 100,000 gross acres (55,000 net) in its development corridor.

In East Texas, XTO purchased 77 Bcfe of proved reserves (37% developed) in numerous fields including Carthage, Oak Hill, Beckville, Damascus and Willow Springs. Current production from these properties is about 14 Mmcfe/d and, with development activities, significant volume growth is anticipated during 2004.

XTO Energy Completes Acquisition Of Producing Properties in East Texas and Louisiana

The Company also expanded its presence in northern Louisiana with the purchase of 105 Bcfe of proved reserves (60% developed) in multiple, long-lived fields including Haynesville, Middlefork, Cotton Valley and North Shongaloo. The combined properties produce about 12.5 million cubic of natural gas and 500 barrels of oil per day.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President - Investor Relations XTO Energy Inc. 817/870-2800

This release can be found at www.xtoenergy.com.

Statements made in this press release, including those relating to future production, growth in production, proved reserves, development costs and operating margins are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and results of drilling activity, the timing of production, treatment and transportation facility installations, the availability of drilling equipment, higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.